Exhibit 99.1

Mission Advancement Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing April 23, 2021

Phoenix, AZ, April 21, 2021 (GLOBE NEWSWIRE) – Mission Advancement Corp. (NYSE: MACC.U, the “Company”) announced today that, commencing on April 23, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange under the symbols “MACC” and “MACC.W,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “MACC.U”. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A Common Stock and warrants.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. and Moelis & Company acted as the joint book-running managers of the offering. Loop Capital Markets acted as lead manager for the offering.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission on March 2, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mission Advancement Corp.

Co-Sponsored by Colin Kaepernick and The Najafi Companies, Mission Advancement Corp. is a special purpose acquisition company committed to partnering with and advancing a world class consumer company with the aim of creating meaningful value for all stakeholders. At the intersection of consumer and societal impact, MAC will search for target companies across DTC brands, apparel and fashion, consumer products, CPG, fin-tech, food, health and wellness, sports, media and education, among others. For more information, visit www.missioncorp.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Media Contact:

media@missioncorp.com